Exhibit 10.1

TYME TECHNOLOGIES, INC.

48 Wall Street – Suite 1100

New York, New York   10005

As of January 27, 2016

Mr. Robert Dickey IV

320 West Mermaid Lane

Philadelphia, PA 10021

Dear Robert:

This letter (this “letter agreement”) sets forth our agreement with respect to your employment with Tyme Technologies, Inc., a Delaware corporation (the “Company”).

1.         Employment.  You will be employed by the Company upon the terms and conditions set forth in this letter agreement for the period effective as of the date of this letter agreement and ending as provided in Section 4 (the “Employment Period”).

2.         Position and Duties.  During the Employment Period, you will (i) serve as Vice President - Finance and Chief Financial Officer of the Company and will have the usual and customary duties, responsibilities and authority of a person in such positions and such other duties assigned to you by the Board of Directors of the Company (the “Board”) and/or the Chief Executive Officer of the Company (the “CEO”), in either case, which are consistent with your position, and (ii) provide advice and assistance to the CEO and Board with respect to (A) soliciting and developing relationships with prospective investors and broker-dealers, (B) evaluating and negotiating the terms and conditions for completing a project intended to result in the consummation of a private placement of shares of the common stock of the Company for gross proceeds of between $20 million and $40 million (the “PPO”), (C) appropriate documentation, including a private placement memorandum and stock purchase agreement (the “PPO Documents”), (D) the disclosures and appropriate language to be contained in the PPO Documents, (E) marketing and other strategies with respect to the PPO and (F) other general advice regarding the PPO and such other matters as the Company may, in its sole discretion, request (collectively, the “Private Offering Services”).  In providing the Private Offering Services, you will (x) follow all directives given to you by, and not take any action without the express written approval of, the CEO or Board with respect to all matters relating to the Private Offering Services and (z) not act in any manner or take any action which would require you to be registered as a broker or be an affiliated person of a broker registered under the Securities Exchange Act of 1934, as amended. You will report directly to the CEO, unless otherwise directed by the Board. You will devote your full working time (the “Contractual Required Work Time”), efforts and attention to, and shall diligently and conscientiously perform the duties of, such positions.  In addition to performing such duties for the Company, you may be required to perform similar duties for the Company’s existing subsidiaries or affiliates, and/or any subsidiaries and/or affiliates which may be formed or acquired from time to time including, but not limited to, Tyme Inc., a Delaware corporation, and Luminant Biosciences, LLC (collectively, all such subsidiaries and/or affiliates shall be referred to as the “Affiliates”).

3.         Compensation.

(a)        During the Employment Period, your base salary will be $200,000.00 per annum (your “Base Salary”).  Your Base Salary will be payable in regular installments in accordance with the Company’s general payroll practices and subject to withholding and other payroll taxes.

(b)        In addition to any options granted to you under your original employment agreement, dated as of May 15, 2015, in connection with your entering into this letter agreement, we shall grant to you, effective the date of this letter agreement, under the Company’s 2015 Equity Incentive Plan (the “2015 Plan”) an option (the “Option”) to purchase up to 200,000 shares (each, an “Option Share”) of the common stock, par value $0.001 per share (the “Common Stock”), of the Company, at a per Option Share purchase (exercise) price equal to the per share closing price of the Common Stock on the date of this letter agreement. The Option shall have a term of five years, be exercisable with respect to 50% of the Option Shares (the “Initial Option Shares”) commencing on the date hereof and with respect to the remaining 50% of the Option Shares (the “Additional Option Shares”) commencing on the date which is the six months from the anniversary of the date of this letter agreement (the “Six Month Date”), provided that you are employed by the Company on the Six Month Date, and be otherwise subject to the provisions of the 2015 Plan.  For the avoidance of doubt, in the event you are not in the employ of the Company on the Six Month Date, the Additional Option Shares will expire and terminate in full and you will not have any right to exercise the Additional Option Shares to purchase any of the such Additional Option Shares. The number of Option Shares and purchase price shall be adjusted in the event of any stock splits, mergers, consolidations or similar transactions.  The Option shall be evidenced by a Stock Option in the form attached as Exhibit A to this letter agreement (the “Stock Option”).  In the event of any conflict between the provisions of this paragraph 3(b) and the provisions of the 2015 Plan and Stock Option, the provisions of the 2015 Plan and Stock Option shall govern.

(c)        In addition to the Option granted to you pursuant to (b) above you shall be eligible for a further grant under the 2015 Plan and Stock Option as determined by the Board.

(d)        During the Employment Period, you will be entitled to participate in all employee benefit programs, including, without limitation, health/medical insurance, for which employees of the Company are generally eligible to participate in and are made available to the Company’s employees, if any, subject to applicable plans and policies as may be amended from time to time, in the sole discretion of the Board.

(e)        The Company agrees to reimburse you for all reasonable out-of-pocket business expenses incurred by you on behalf of the Company during the Employment Period, provided that you properly account to the Company for all such expenses in accordance with the policies of the Company and the rules, regulations and interpretations of the U.S. Internal Revenue Service relating to reimbursement of business expenses (“Expenses”).

4.         Termination.

(a)        The Employment Period will end on the one year anniversary of the date of this letter agreement (the “Expiration Date”), unless sooner terminated as provided below.  Unless the Employment Period has been terminated in accordance with the following sentence of this Article 4, on the one year anniversary of the date of this letter agreement, and on each subsequent annual anniversary thereafter, the Expiration Date shall automatically be extended by one additional year, unless either party shall give to the other party, no later than the date which is 60 days prior to the then applicable Expiration Date, written notice that the Employment Period will terminate on such Expiration Date.  Notwithstanding the foregoing, the Employment Period will (i) will terminate upon your death and (ii) may be terminated by the Company or you with or without cause.

(b)        If the Employment Period is terminated by the Company or you with or without Cause (as defined in Section 4(e) below), the Company will pay you (i) your Base Salary as in effect at the time of such termination to the extent such amount has accrued through the Termination Date (as defined in Section 4(d) below) and remains unpaid and (ii) any unpaid Expenses as of the Termination Date. Notwithstanding the immediately preceding sentence, if the Employment Period is terminated by the Company without Cause (provided, however, for purposes of this sentence, death shall not be treated as termination by the Company without Cause), you shall also be entitled to an amount equal to the sum of Base Salary you would have received from the date of such termination through the then applicable Expiration Date, which amount shall be payable in the same amounts and at the same intervals as if the Employment Period had not ended.  Upon delivery of the payments described in this Section 4(b), the Company will have no further obligation to you under this letter agreement or otherwise with respect to your employment with the Company.

(c)        Except as otherwise required by law or as specifically provided herein, all of your rights to salary, severance, fringe benefits, bonuses and any other amounts hereunder (if any) accruing after the termination of the Employment Period will cease upon the earlier of the date of such termination and your last day of active service.  In the event the Employment Period is terminated, your sole remedy, and the sole remedy of your successors, assigns, heirs, representatives and estate, will be to receive the payments described in this letter agreement.

(d)        Any termination of the Employment Period by the Company (other than termination upon your death) or by you must be communicated by written notice (in either case, a “Notice of Termination”) to the other party.  For purposes of this letter agreement, “Termination Date” means (i) if the Employment Period is terminated by your death, the date of your death, or (ii) if the Employment Period is terminated otherwise, whether by the Company or by you, the date specified in the Notice of Termination (which may not be earlier than the date of such Notice of Termination).  Notwithstanding anything contained herein to the contrary, other than termination due to your death, any termination of the Employment Period by you or the Company must be communicated to the other party no less than 10 calendar days prior to the intended Termination Date, except where Termination is for Cause (as defined in Section 5(d) below), in which event the Termination Date shall be the date of the giving of the Notice of Termination.

(e)        For purposes of this letter agreement, “Cause” means any one of the following: (i) a breach by you of this letter agreement, (ii) your conviction of, guilty plea to, or confession of guilt of, a felony involving the Company, (iii) materially fraudulent, dishonest or illegal conduct by you in the performance of services for or on behalf of the Company or any of its Affiliates, (iv) any conduct by you in material violation of Company policy, (v) any conduct by you that is materially detrimental to the reputation of the Company or any of its Affiliates, (vi) your misappropriation of funds of the Company or any of its Affiliates, (vii) your gross negligence or wilful misconduct or wilful failure to comply with written directions of the Board which directions are within the scope of your duties hereunder, (viii) your engaging in conduct involving an act of moral turpitude, or (ix)  a breach of your duty of loyalty to the Company or its Affiliates.

5.         Confidential Information.

(a)        You will not disclose or use at any time any Confidential Information (as defined below in Section 6(c)), whether or not such information is developed by you, except to the extent that such disclosure or use is required in the performance or exercise by you in good faith of (i) duties assigned to you under this letter agreement or otherwise by the Board, (ii) rights as an employee, officer, director or shareholder of the Company or any of its Affiliates or (iii) rights under any agreement with the Company or any Affiliates.

(b)        You will deliver to the Company at the termination of the Employment Period, or at any time the Company may request, all memoranda, notes, plans, designs, records, reports, computer files and software and other documents and data (and copies thereof) that are Confidential Information or Work Product (as defined below) or information relating to the business of the Company or its Affiliates which you may then possess or have under your control.

(c)        As used in this letter agreement, the term “Confidential Information” means information that is not generally known or available to the public and that is used, developed or obtained by the Company or any Affiliate in connection with its or their businesses, including but not limited to (i) information, observations and data concerning the business or affairs of the Company or its affiliates, (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, designs, photographs, artwork and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) other copyrightable works, (xiii) all production methods, processes, technology and trade secrets, (xiv) Company product and product candidate formulae and any trade secrets with respect to such products and product candidates and (xv) all similar and related information in whatever form.

(d)        Notwithstanding the provisions of this letter agreement to the contrary, you will have no liability to the Company for disclosure of Confidential Information if the Confidential Information:

(A)       is in the public domain or becomes publicly known in the industry in which the Company operates or is disclosed by the Company other than as the result of a breach of this letter agreement or any other agreement by you; or

(B)       is required to be disclosed by law, court order, or similar compulsion or in connection with any legal proceeding; provided however, that such disclosure will be limited to the extent so required and, subject to the requirements of law, you will give the Company notice of your intent to so disclose such Confidential Information and will cooperate with the Company in seeking confidentiality protections.

6.         Non-Disparagement.

(a)        You agree that, during the Restriction Period (as defined in Section 6(b) below), you will not say or disseminate anything which is harmful to the reputation of the Company or any of its Affiliates or which could be reasonably expected to lead any person to cease to deal with the Company or any of its Affiliates on substantially equivalent terms to those previously offered or at all.

(b)        For purposes of this letter agreement, “Restriction Period” means the Employment Period and for a period of two years following your receipt of the final payment described in Article 5.

7.         Enforcement.

(a)        Because the employment relationship between you and the Company is unique and because you have access to Confidential Information, you agree that money damages would be an inadequate remedy for any breach of Section 5 or 6 of this letter agreement.  Therefore, in the event of a breach or threatened breach of Section 5 or 6 of this letter agreement, the Company may, in addition to its other rights and remedies, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, such provisions (without posting a bond or other security).

(b)        Sections 5 and 6 of this letter agreement will expressly survive termination of this agreement.  The existence of any claim or cause of action by you against the Company and/or any of its Affiliates shall not constitute a defense to the enforcement by the Company of the covenants contained in this Articles 5 or 6, but such claim or cause of action shall be litigated separately.

8.         Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim or other communication hereunder will be deemed duly given (i) upon delivery, if delivered personally to the recipient, against written receipt therefor, or  (ii) upon the first business day after the date sent, if sent priority next-day delivery to the intended recipient by reputable express courier service (charges prepaid) and addressed to the intended recipient as set forth below:

If to the Company, to:

Steve Hoffman, Chief Executive Officer

Tyme Technologies, Inc.

48 Wall Street – Suite 1100

New York, New York 10005

and with a copy to:

Moritt Hock & Hamroff LLP

450 Seventh Avenue, 15th Floor

New York, New York 10123

Attention: Keith S. Braun, Esq.

If to you, to the address shown on the first page.

Any party hereto may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication will be deemed to have been duly given unless and until it actually is received and acknowledged by the intended recipient.  Any party hereto may change the address (or add new parties and their addresses) to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner set forth in this Section 8.

9.         Representations and Warranties. You hereby represent and warrant to the Company that (a) the execution, delivery and performance of this letter agreement by you does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which you are a party or any judgment, order or decree to which you are subject, (b) you are not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other person or entity that is inconsistent with the provisions of this letter agreement, (c) upon the execution and delivery of this letter agreement by the Company and you, this letter agreement will be a valid and binding obligation of you and (d) you are in good health and are not suffering from, and have never suffered from, any serious illness, disease or other physical or mental condition that has prevented or materially interfered with, or might reasonably be expected in the future to prevent or materially interfere with, your ability to perform those services described in this letter agreement.  The Company hereby represents and warrants to you that (i) the execution, delivery and performance of this letter agreement by the Company does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which it is a party or any judgment, order or decree to which it is subject and (ii) upon the execution and delivery of this letter agreement by the Company and you, this agreement will be a valid and binding obligation of the Company.

10.         General Provisions.

(a)        Severability.  It is the desire and intent of the parties hereto that the provisions of this letter agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this letter agreement will be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, will be ineffective, without invalidating the remaining provisions of this agreement or affecting the validity or enforceability of this letter agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it will, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this letter agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b)        Complete Agreement.  This letter agreement and any schedules or exhibits expressly constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes and pre-empts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(c)        Successors and Assigns.  Except as otherwise provided herein, this letter agreement will be binding upon and inure to the benefit of you and the Company and our respective successors, permitted assigns, personal representatives, heirs and estates, as the case may be; provided, however, that your rights and obligations under this letter agreement will not be assigned without the prior written consent of the Company.

(d)        Governing Law.  This letter agreement will be governed by and construed in accordance with the domestic laws of New York, without giving effect to the choice of law provisions thereof.  The parties agree that the exclusive venue for all disputes under this agreement shall be the federal and state courts sitting in New York County, New York.

(e)        Amendment and Waiver.  The provisions of this letter agreement may be amended and waived only with the prior written consent of the Company (with the approval of the Board) and you, and no course of conduct or failure or delay in enforcing the provisions of this letter agreement will affect the validity, binding effect or enforceability of this letter agreement or any provision hereof.

(f)        Headings.  The section headings contained in this agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this agreement.

(g)        Counterparts.  This letter agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

(h)        409A Provision.  For purposes of this letter agreement the term “termination of employment” and similar terms relating to your termination of employment mean a “separation from service” as that term is defined under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations issued thereunder (“Section 409A”).  The Company and you intend that this letter agreement comply in form and operation with the requirements of Section 409A.  To the extent permitted by applicable Department of Treasury/Internal Revenue Service guidance, or law or regulation, the Company and you will take reasonable actions to reform this letter agreement or any actions taken pursuant to their operation of this letter agreement in order to comply with Section 409A.

[Signature page follows]

If this letter agreement correctly expresses our mutual understanding, please sign and date a copy of this letter agreement and return it to us.

Very truly yours,

Tyme Technologies, Inc.

By: /s/ Steve Hoffman
Name: Steve Hoffman
Title: Chief Executive Officer

The terms of this letter agreement are

accepted and agreed to as of the date

first set forth above by:

/s/ Robert Dickey IV

Robert Dickey IV

Exhibit A

Form of Option Agreement

Tyme Technologies, Inc.

Option Agreement

Tyme Technologies, Inc., a Delaware corporation (the “Company”), pursuant to the Company’s 2015 Equity Incentive Plan (the “Plan”), has granted to Robert Dickey IV (the “Optionee”) a stock option (the “Option”) to purchase a total of 200,000 shares (each, a “Share”) of the common stock, par value $0.0001 per share (the “Common Stock”), of the Company, at the exercise price of $11.00 per Share (the “Exercise Price”), on the terms and conditions set forth in this Option Agreement (this “Agreement”) and, in all respects, subject to the terms and conditions of the Plan.  The effective date of grant of the Option is January 27, 2016 (the “Date of Grant”). Unless otherwise defined herein, the capitalized terms defined in the Plan shall have the same defined meanings in this Agreement.

1.         Duration.  Subject to the earlier termination as provided in this Agreement or under the Plan, the Option shall expire and shall no longer be exercisable as of the close of business on January 26, 2021 (the “Termination Date”).

2.         Written Notice of Exercise.  The Option may be exercised only by delivering to the President or Secretary of the Company, at the Company’s principal executive offices, of a written notice of exercise substantially in the form described in paragraph 8(b) of this Agreement, accompanied by this Agreement.

3.         Anti Dilution Provisions.

(a)        If there is any stock dividend, stock split or combination of shares of Common Stock, the number and amount of Shares then subject to the Option shall be proportionately and appropriately adjusted as determined by the Committee, whose determination shall be final, conclusive and binding upon Optionee and the Company.

(b)        If there is any other change in the Common Stock, including a recapitalization, reorganization, sale or exchange of assets, exchange of shares, offering of subscription rights, or a merger or consolidation in which the Company is the surviving corporation, an adjustment, if any, shall be made in the Shares then subject to the Option as the Board of Directors or Committee may deem equitable, and whose determination shall be final, conclusive and binding upon Optionee and the Company. Failure of the Board of Directors or the Committee to provide for an adjustment pursuant to this paragraph 3(b) prior to the effective date of any Company action referred to in this paragraph 3(b) shall be conclusive evidence that no adjustment is required in consequence of such action.

(c)        If the Company is merged into or consolidated with any other corporation and the Company is not the surviving corporation, or if the Company sells all or substantially all of the Company’s assets to any other corporation, then either

(i)        the Company shall cause provisions to be made for the continuance of the Option after such event or for the substitution for the Option of an option covering the number and class of securities which the Optionee would have been entitled to receive in such merger, consolidation or if the Optionee had been the holder of record of a number of shares of Common Stock equal to the number of Shares covered by the unexercised portion of the Option immediately prior to such merger, consolidation or sale or

(ii)       the Company shall give to Optionee written notice of the Company’s election not to cause such provision to be made and the Option shall become exercisable in full (or, at the election of the Optionee, in part) at any time during a period of thirty days, to be designated by the Company, ending not more than ten days prior to the effective date of the merger, consolidation or sale, in which case the Option shall not be exercisable to any extent after the expiration of such thirty-day period.

Notwithstanding the provisions of this paragraph 3(c), in no event shall the Option be exercisable after the Termination Date.

4.         Investment Representation and Legend of Certificates.  Optionee acknowledges that, for any period in which a registration statement with respect to the Option and/or Shares under the Securities Act of 1933, as amended (the “Securities Act”), is not effective, Optionee shall hold the Option and will purchase and/or own the Shares for investment purposes only and not for resale or distribution. The Company shall have the right to place upon the face and/or reverse side of any stock certificate or certificates evidencing the Shares such legend as the Committee may prescribe for the purpose of preventing disposition of such Shares in violation of the Securities Act.

5.         Non Transferability.  The Option shall not be transferable by Optionee, other than by (a) will, the laws of descent or distribution or (b) pursuant to a proceeding under title 11 of the U.S. Bankruptcy Code or similar insolvency proceeding, and is exercisable during the lifetime of Optionee only by Optionee, except as otherwise specifically provided in this Agreement or the Plan. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.

6.         Certain Rights Not Conferred by Option.  Optionee shall not, by virtue of holding the Option, be entitled to any rights of a stockholder in the Company.

7.         Expenses.  The Company shall pay all original issue and transfer taxes with respect to the issuance of the Shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith.

8.         Exercise of Options.

(a)        Notwithstanding anything to the contrary contained in this Agreement, the Option shall become exercisable with respect to 100,000 Shares (the “Initial Option Shares”) commencing on the date hereof and with respect to the remaining 100,000 Shares (the “Additional Option Shares”) commencing on the date which is the sixth month anniversary of the Date of Grant (the “Six Month Date”), provided that Optionee is employed by the Company on the Six Month Date.  For the avoidance of doubt, in the event Optionee is not in the employ of

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the Company on the Six Month Date, the Option with respect to the Additional Option Shares will expire and terminate in full and Optionee will not have any right to exercise the Option to purchase any of the Additional Option Shares.

(b)        The Option shall be exercisable, in whole or part and from time to time, but subject to the exercise schedule set forth in paragraph 8(a) of this Agreement, by written notice of such exercise, delivered to the President or Secretary of the Company, at the Company’s principal office by personal delivery, against written receipt therefor, or by pre-paid, certified or registered mail, return receipt requested. Such notice shall specify the number of Shares for which the Option is being exercised (which number, if less than all of the Shares then subject to exercise, shall be 100 or an integral multiple thereof) and shall be accompanied by

(i)         payment of the full exercise price for the Shares for which the Option is being exercised and

(ii)        this Agreement.

(c)        The form of payment of the Exercise Price for Shares purchased pursuant to each exercise of the Option shall be paid in full at the time of each purchase in one or a combination of the following methods:

(i)         cash;

(ii)        check (subject to collection);

(iii)       in the discretion of the Committee, surrender to the Company of other shares of Common Stock owned by the Optionee which

(A)       have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option is being exercised and

(B)       have been owned of record by Optionee for at least six months;

(iv)       in the discretion of the Committee, commencing upon the date on which all of the Shares subject to the Option are exercisable in accordance with the exercise schedule set forth in paragraph 8(a) of this Agreement, by “cashless exercise,” by means of exercising the Option in full and receiving such number of Shares having a Fair Market Value on the date of such cashless exercise equal to the difference between

(A)       the Fair Market Value of the Shares issuable upon exercise of the Option in full on the date of such cashless exercise and

(B)       the exercise price of the Option multiplied by the number of Shares issuable upon exercise of the Option in full; or

(v)        in the discretion of the Committee, but, in all cases, subject to applicable law, by

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(A)       delivery to the Company of a promissory note containing such terms and conditions determined by the Committee, in the Committee’s sole discretion, but at a rate of interest at least equal to the imputed interest specified under Section 483 or Section 1274, whichever is applicable, of the Code, and secured by the Shares issuable upon exercise of the Option for which the promissory note is being delivered and otherwise in compliance with applicable law (including, without limitation, state corporate law and federal margin requirements),

(B)       assignment to the Company of the net proceeds (to the extent necessary to pay such exercise price) to be received from a registered broker upon the sale of the Shares or assignment of the net proceeds (to the extent necessary to pay such exercise price) of a loan from such broker in such amount or

(C)       such other consideration and method of payment for the issuance of stock to the extent permitted under applicable law and satisfying the requirements of Rule 16b-3 promulgated pursuant to the Exchange Act.

(d)       No Shares shall be delivered upon exercise of the Option until all laws, rules and regulations that the Committee may, in its sole discretion, deem applicable have been complied with. If a registration statement under the Securities Act is not then in effect with respect to the Shares issuable upon such exercise, the Company may require as a condition precedent that Optionee, upon exercising the Option, deliver to the Company a written representation and undertaking, satisfactory in form and substance to the Committee, that, among other things, Optionee is acquiring the Shares for Optionee’s own account for investment purposes only and not with a view to the distribution thereof.

(e)       Optionee shall not be considered a record holder of the Shares so purchased for any purpose until the date on which Optionee is actually recorded as the holder of such Shares in the records of the Company.

9.         Covenant Not to Compete or Otherwise Injure the Company; Work Product.  The acceptance by Optionee of this Agreement and the Option shall constitute the acceptance of and agreement to all of the terms and conditions contained in this Agreement and in the Plan, and shall further constitute a covenant and agreement on the part of Optionee to the effect that, without any additional compensation:

(a)       Optionee shall, so long as Optionee is employed by the Company [and for a period of twelve months after the termination of Optionee’s employment with the Company], Optionee will not engage in any “competitive activities,” which “competitive activities” shall include:

(i)        without the written permission of the Company, hiring, offering to hire, enticing away or in any other manner persuading or attempting to persuade any officer, employee, contractor, licensor or agent of or supplier to the Company to discontinue, limit or reduce such person’s relationship with the Company;

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(ii)       directly or indirectly soliciting, diverting, taking away or attempting to solicit, divert, or take away any “business” of the Company (including actual or proposed contracts or arrangements for products or services of the Company and any reasonable extension or continuation of such business of the Company as constituted at the time of the termination of Optionee’s employment) of which Optionee has any knowledge during the term of Optionee’s employment;

(b)        Optionee shall not make or permit to be made, except pursuant to Optionee’s duties and for the sole use and account of the Company or its nominees, any copies, abstracts or summaries of any Company reports, papers, documents or programs, whether made by Optionee or by others, and Optionee agrees that all of such reports, papers, documents and programs are the sole property of the Company;

(c)        Optionee cedes and grants and agrees to cede and grant to the Company, all rights to possession, copying, and title in and to, any Company reports, papers, documents or programs, or copies, abstracts or summaries thereof, in any form, coming into possession of Optionee during and because of Optionee’s employment by the Company, whether made or prepared by Optionee or by others; and

(d)        Optionee shall keep confidential and not disclose to others, except as required by Optionee’s employment or by law, any matter or thing ascertained by Optionee though Optionee’s association with the Company, not otherwise publicly known, the disclosure of which might possibly be contrary to the best interests of any person, firm or corporation doing business with the Company, or of the Company.

10.       Continued Employment.  Nothing herein shall be deemed to create any employment or consultancy or guaranty of continued employment or consultancy or limit in any way the Company’s right to terminate Optionee’s employment or consultancy at any time.

11.       Early Disposition of Stock.  By accepting this Agreement and the Option, Optionee acknowledges and confirms that, if Optionee disposes of any Shares received under the Option within two years after the Date of Grant or within one year after such Shares were transferred to Optionee, Optionee may be treated for federal and state income tax purposes as having received ordinary income at the time of such disposition as determined in accordance with the Code and applicable state law. Optionee hereby agrees to notify the Company in writing within thirty days after the date of any such disposition. Optionee authorizes the Company to withhold tax from Optionee’s current compensation with respect to any income recognized as a result of any such disposition.

Tyme Technologies, Inc.

By: ________________________
Steven Hoffman, President

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OPTIONEE ACKNOWLEDGEMENT

OPTIONEE ACKNOWLEDGES AND AGREES THAT THE EXERCISABILITY OF THE SHARES SUBJECT TO THIS AGREEMENT AND THE OPTION IS EARNED ONLY BY CONTINUING EMPLOYMENT OR CONSULTANCY AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE OPTION OR ACQUIRING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND CONFIRMS THAT NOTHING IN THIS AGREEMENT, NOR IN THE PLAN WHICH IS INCORPORATED HEREIN BY REFERENCE, SHALL CONFER UPON OPTIONEE ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT OR CONSULTANCY BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH OPTIONEE’S OR THE COMPANY’S RIGHT, SUBJECT TO OPTIONEE’S AND THE COMPANY’S RIGHTS UNDER OTHER AGREEMENTS, IF ANY, WITH THE COMPANY, TO TERMINATE EMPLOYMENT OR CONSULTANCY AT ANY TIME, WITH OR WITHOUT CAUSE.

Optionee acknowledges receipt of a copy of the Plan and certain information related to this Plan and Company and represents that Optionee is familiar with the terms and provisions of the Plan, and hereby accepts the Option subject to all of the terms and provisions of the Plan. Optionee has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all of the terms and provisions of the Option and this Agreement. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions rising under the Plan. Optionee further agrees to notify the Company upon any change in the residence address indicated below.

Accepted and agreed as of the Date

of Grant as first set forth above:

Name:	Robert Dickey IV
Address:	320 West Mermaid Lane
Philadelphia, Pennsylvania 19118

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